UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2025

HERTZ GLOBAL HOLDINGS, INC.

THE HERTZ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-37665	61-1770902
Delaware	001-07541	13-1938568
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8501 Williams Road

Estero, Florida 33928

239 301-7000

(Address, including Zip Code, and
telephone number, including area code,
of registrant's principal executive offices)

Not Applicable

Not Applicable

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

	Title of Each Class		Trading Symbol(s)	Name of Each Exchange on which Registered
Hertz Global Holdings, Inc.	Common Stock	Par value $0.01 per share	HTZ	The Nasdaq Stock Market LLC

Hertz Global Holdings, Inc.	Warrants to purchase Common Stock	Each exercisable for one share of Hertz Global Holdings, Inc. common stock at an exercise price of $13.61 per share, subject to adjustment	HTZWW	The Nasdaq Stock Market LLC

The Hertz Corporation	None		None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2025, The Hertz Corporation (the “Company”) entered into an offer letter (the “Offer Letter”) with Mark Kosman pursuant to which Mr. Kosman has agreed to serve as Senior Vice President, Chief Accounting Officer of the Company and Hertz Global Holdings, Inc. (“HGH”). Mr. Kosman is expected to assume the role no later than September 1, 2025.

Mr. Kosman, age 60, has served as the Chief Accounting Officer of Ford Motor Company (“Ford”), an automobile company, since February 2024 and previously served as Project Management Leader at Ford from January 2022 to February 2024. Mr. Kosman also served as Transformation Executive at Ford from August 2018 to January 2022 and Chief Financial Officer of the North American and Asia Pacific Regions from December 2012 to August 2018. Prior to that, Mr. Kosman served in various leadership roles of increasing importance related to financial analysis and reporting at Ford.

The Offer Letter provides that Mr. Kosman will be employed on an at-will basis with an annual base salary of $450,000. It also provides that he will be eligible to participate in the Company’s annual short-term incentive plan with a target award equal to 50% of his eligible earnings and in the annual long-term incentive plan of HGH with an annual target equity award value equal to 80% of his annual base salary. Mr. Kosman’s short-term and long-term incentive awards for 2025 will be pro-rated for time worked in 2025.

On the first pay period following the first 30 days of his employment, Mr. Kosman will receive a one-time $300,000 cash award, less applicable taxes, subject to full or partial repayment to the Company if he voluntarily terminates his employment or if his employment is terminated by the Company for cause within the first two years of his employment.

At the beginning of the first fiscal quarter following his start date, Mr. Kosman will receive the following equity awards under the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan and related award agreements: (i) to incentivize him to join the Company, a one-time, sign-on grant of time-vesting restricted stock units with a grant date value of $800,000, and (ii) his pro-rated 2025 long-term incentive award, 50% of which will consist of a time-vesting restricted stock unit grant and 50% of which will consist of a performance stock unit grant (which will vest based on continued employment and the achievement of certain performance metrics), in each case consistent with the terms and metrics previously approved for 2025 long-term incentive awards for similarly-situated executives of the Company.

Pursuant to the Offer Letter, Mr. Kosman will also receive relocation assistance in the form of a net cash payment of $50,000, subject to full or partial repayment to the Company if Mr. Kosman voluntarily terminates his employment within the first two years of his employment. In addition, Mr. Kosman will be eligible to use a company-provided vehicle (for personal and professional use) and to participate in other benefit programs available to similarly situated senior executives of the Company, including the Company’s severance policy.

Mr. Kosman will be subject to standard restrictive covenants, including non-competition covenant, as well as the terms and conditions of any clawback policy in effect from time to time.

The selection of Mr. Kosman to serve as Chief Accounting Officer was not pursuant to any arrangement or understanding with respect to any other person. There are no family relationships between Mr. Kosman and any director or executive officer of the Company or HGH, and there are no transactions between Mr. Kosman and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Katherine Lee Martin, Executive Vice President, General Counsel, and Secretary of the Company, informed the Company on July 28, 2025 of her intent to resign from her role with the Company and HGH to accept another opportunity outside of the Company. In order to assist with the transition, Ms. Martin will remain in her current position through August 15, 2025. In alignment with the Company’s succession planning, an internal interim general counsel will be appointed upon her departure while the Company conducts a search for a permanent general counsel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERTZ GLOBAL HOLDINGS, INC. THE HERTZ CORPORATION
(each, a Registrant)

By:	/s/ Scott Haralson
Name:	Scott Haralson
Title:	Executive Vice President and Chief Financial Officer

Date:  August 1, 2025